Exhibit 1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to the securities of Hycroft Mining Holding Corporation, a Delaware corporation, and further agree to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: March 28, 2022

2176423 Ontario Ltd.

By:	/s/ Eric Sprott
Name:	Eric Sprott
Title:	President

By:	/s/ Eric Sprott
Name:	Eric Sprott